UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2014 (July 25, 2014)

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PHILLIPS EDISON – ARC GROCERY CENTER REIT II, INC.

(Exact name of registrant specified in its charter)

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Maryland	333-190588	61-1714451
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Northpark Village

On July 25, 2014, Phillips Edison - ARC Grocery Center REIT II, Inc. (the “Company”) purchased, through an indirect wholly-owned subsidiary, a grocery-anchored shopping center containing 70,479 rentable square feet located on approximately 5.5 acres of land in Lubbock, Texas (“Northpark Village”) for approximately $8.2 million, exclusive of closing costs. The Company funded the purchase price with proceeds from the offering. Northpark Village was purchased from TPRF II/Northpark, a Texas limited partnership, which is not affiliated with the Company, its advisor or its sub-advisor.

Currently, Northpark Village is 95.2% leased to eleven tenants. United Supermarkets, a regional market-leading grocery store chain, occupies 50,700 rentable square feet at Northpark Village. Based on the current condition of Northpark Village, the Company’s management does not believe that it will be necessary to make significant renovations to the property. The Company’s management believes Northpark Village is adequately insured.

Spring Cypress Village

On July 30, 2014, the Company purchased, through an indirect wholly-owned subsidiary, a grocery-anchored shopping center containing 97,550 rentable square feet located on approximately 15.69 acres of land in Houston, Texas (“Spring Cypress Village”) for approximately $21.4 million, exclusive of closing costs. The Company funded the purchase price with proceeds from the offering. Spring Cypress Village was purchased from Sun Life Assurance Company of Canada (U.S.), a Delaware corporation, which is not affiliated with the Company, its advisor or its sub-advisor.

Currently, Spring Cypress Village is 79% leased to 11 tenants. Sprouts, a regional market-leading grocery store chain, occupies 28,001 rentable square feet at Spring Cypress Village. Based on the current condition of Spring Cypress Village, the Company’s management does not believe that it will be necessary to make significant renovations to the property. The Company’s management believes Spring Cypress Village is adequately insured.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC GROCERY CENTER REIT II, INC.

Dated: July 31, 2014	By:	/s/ R. Mark Addy
R. Mark Addy
Co-President and Chief Operating Officer